, 2019
Exhibit 99.1
LIBERTY LATIN AMERICA RECEIVES AUTHORIZATION FROM THE PRESIDENT OF COSTA RICA TO ACQUIRE TELEFONICA’S COSTA RICAN OPERATIONS
Transaction to close by mid-August 2021
Denver, Colorado – August 2, 2021: Liberty Latin America Ltd. (“Liberty Latin America” or “LLA”) (NASDAQ: LILA and LILAK, OTC Link: LILAB) and Telefónica S.A. (“Telefónica”) in Costa Rica (“Telefónica Costa Rica”), announced today that the companies have received authorization from the Costa Rican President, Carlos Alvarado Quesada, for the sale of Telefónica’s operations in Costa Rica to Liberty Latin America’s 80% subsidiary, Cabletica. The Superintendent of Telecommunications (Sutel) also determined there was no evidence the transaction would produce any anti-competitive effects and approved the transaction without conditions.

Telefónica and Liberty Latin America are excited to complete the transaction and to combine Cabletica and Movistar in Costa Rica. The companies intend to close the transaction shortly.

ABOUT LIBERTY LATIN AMERICA

Liberty Latin America is a leading communications company operating in over 20 countries across Latin America and the Caribbean under the consumer brands VTR, Flow, Liberty, Más Móvil, BTC and Cabletica. The communications and entertainment services that we offer to our residential and business customers in the region include digital video, broadband internet, telephony and mobile services. Our business products and services include enterprise-grade connectivity, data center, hosting and managed solutions, as well as information technology solutions with customers ranging from small and medium enterprises to international companies and governmental agencies. In addition, Liberty Latin America operates a subsea and terrestrial fiber optic cable network that connects over 40 markets in the region.

Liberty Latin America has three separate classes of common shares, which are traded on the NASDAQ Global Select Market under the symbols “LILA” (Class A) and “LILAK” (Class C), and on the OTC link under the symbol “LILAB” (Class B).

For more information, please visit www.lla.com or contact:

Investor Relations:
Kunal Patel     ir@lla.com

Media Relations:
Claudia Restrepo     llacommunications@lla.com